Exhibit 10.1

                              Consulting Agreement


     This Consulting Agreement (the "Agreement") is made and entered into, effective January 18, 2005, by and between Krispy Kreme Doughnuts, Inc. (the "Company") and Scott A. Livengood (the "Consultant").

     Now therefore, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows.

     1. Retirement. The Consultant has, simultaneously with the execution and delivery hereof, terminated his employment with the Krispy Kreme Doughnut Corporation ("KKDC") by reason of Retirement in accordance with Section 6(c) and 7(a) of the Employment Agreement between the Consultant and KKDC dated August 10, 1999 (the "Employment Agreement").

     2. Term. The term of the Consulting Agreement will begin on the date set forth above and will end on the six month anniversary thereof, subject to an automatic extension of the term for an additional period of six months unless either party gives written notice to the other party at least 30 days prior to the end of the initial six month term that such term will not be extended.

     3. Consulting and Cooperation Obligation. During the term of this Agreement, the Consultant will consult with the Company as reasonably requested by the Company for up to 40 hours per week. Except when specifically requested by the Company, the consulting services are not expected to be performed on the Company's premises. The Consultant will also agree to cooperate with the Company in the transition of management of the Company and in connection with any claims, investigations or lawsuits concerning the Company or its affiliates and in the Company's relations with its franchisees, vendors, lenders and shareholders. Such cooperation shall not, however, require the Consultant to forfeit or jeopardize unreasonably his own legal rights and interests. Where the Company has received the advice of counsel that it is permissible and in the best interest of the Company, the Company agrees to reasonably cooperate in connection with the Consultant's defense of claims or lawsuits relating to his prior employment by the Company and to provide personal tax and other employment-related information relating to the Consultant's prior employment.

     4. Fees. During the term of this Agreement, the Consultant will receive consulting fees of $45,833.34 per month, paid on a semi-monthly basis in arrears.

     5. Employee Benefits. If the Consultant makes a timely election of COBRA coverage, the Company will pay the cost of the Consultant's COBRA medical coverage for the Consultant and his dependents during the term of this Agreement. The Company will also pay the cost of one executive physical exam for each of the Consultant and his spouse consistent with the Company's procedures. The Consultant will not be an employee of the Company and, as


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such, will not be eligible to participate in any of the employee benefit plans of the Company or its affiliates.

     6. Reimbursement of Expenses. During the term of this Agreement, the Consultant will be entitled to reimbursement for the reasonable and necessary out-of-pocket expenses incurred by him in performing the consulting services specifically requested by the Company hereunder upon presentation of such documentation thereof as the Company may reasonably require.

     7. Support Services. During the term of this Agreement, the Company will provide the Consultant with administrative and information technology support provided by Company personnel which is reasonably necessary in order for the Consultant to provide the consulting services specifically requested by the Company hereunder, and during the term the Company will also provide the Consultant with a personal computer, a fax/copy machine and a computer printer.

     8. Attorneys' Fees. The Company will pay the reasonable fees and disbursements of Davis & Harwell, P.A. incurred by the Consultant in negotiating this Agreement. Such amounts shall be paid upon presentation of documentation of such fees and disbursements which is reasonably acceptable to the Company.

     9. Noncompete. During the term of this Agreement and for one year thereafter, the Consultant will not, directly or indirectly, personally or with other employees, agents or otherwise, or on behalf of any other person, firm, or corporation, engage in the business of making and selling doughnuts and complementary products (a) within a 100 mile radius of any place of business of the Company or its affiliates (including franchised operations) or of any place where the Company or its affiliates (or one of its franchised operations) have done business since August 10, 1999, (b) in any county where the Company or its affiliates are doing business or have done business since August 10, 1999, or
(c) in any state where the Company or its affiliates are doing business or have done business since August 10, 1999. Notwithstanding the above, ownership by the Consultant of an interest in any licensed franchisee of the Company shall not be deemed to be in violation of this Section 9. In the event of an actual or threatened breach of this provision, the Company shall be entitled to an injunction restraining the Consultant from such action and the Company shall not be prohibited from obtaining such equitable relief or from pursuing any other available remedies for such breach or threatened breach, including recovery of damages from the Consultant.

     10. Confidential Information. The Consultant will not disclose or use at any time during or after the term of this Agreement any Confidential Information of which the Consultant is or becomes aware, whether or not such information is developed by him. Under all circumstances and at all times, the Consultant will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. For purposes hereof, "Confidential Information" means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its affiliates or franchisees in connection with their business and which constitutes trade secrets or


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other information which the Company has attempted to protect. It shall not include information (a) required to be disclosed by court or administrative order (provided, however, that the Consultant agrees, to the extent reasonable and practical and where not inconsistent with a court order or law, to inform the Company of any such disclosure prior to or as soon thereafter as it is practical to do so); (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Consultant; or (c) the disclosure of which is consented to in writing by the Company.

     11. Return of Property. On the date hereof, the Consultant will deliver to the Company all property of the Company and its affiliates, including the Consultant's computers and all copies of computer files, documents, books and records of the Company and its affiliates or franchisees in his possession or within his control and also including all copies and embodiments, in whatever form or medium, of all Confidential Information or intellectual property of the Company and its affiliates or franchisees in the Consultant's possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any such Confidential Information or intellectual property), irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that to the best of his knowledge all such materials have been delivered to the Company. The Consultant may remove from the Company's premises his personal effects owned by him.

     12. Equitable Relief. The Consultant acknowledges that (a) the covenants contained herein are reasonable, (b) the Consultant's services are unique, and
(c) a breach or threatened breach by him of any of his covenants and agreements with the Company contained in Section 9 or 10 could cause irreparable harm to the Company for which it would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by the Consultant of his covenants and agreements contained in Section 9 or 10, the Company shall have the absolute right, without the necessity to post bond, to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

     13. Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Consultant.

     14. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Consultant may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company and the Company may assign this Agreement only to a successor to all or substantially all of its assets.

     15. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provi-


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sion of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     16. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

     17. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     18. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Consultant and to the Company at the addresses set forth below.


        If to the Consultant:               Scott A. Livengood
                                            c/o Fred R. Harwell, Jr., Esq.
                                            Davis & Harwell, P.A.
                                            101 South Stratford Road, Suite 200
                                            Winston-Salem, NC  27104


        If to the Company:                  Krispy Kreme Doughnuts, Inc.
                                            370 Knollwood Street, Suite 500
                                            Winston-Salem, NC  27103
                                            Attn: R. Frank Murphy
                                                     General Counsel

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

     19. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Consultant shall be solely responsible for all income and other taxes imposed by law on him.

     20. Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.


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     21. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND
INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF NORTH CAROLINA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.



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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                          KRISPY KREME DOUGHNUTS, INC.


                                          By: /s/ James H. Morgan
                                              -------------------------------
                                                  James H. Morgan
                                                  Chairman of the Board




                                          /s/ Scott A. Livengood
                                          -----------------------------------
                                              Scott A. Livengood